Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE August 7, 2008	Contact: Joseph Petta 212-460-4111

CON EDISON, INC. REPORTS 2008 SECOND QUARTER EARNINGS

NEW YORK – Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2008 second quarter earnings of $552 million or $2.02 a share compared with $154 million or $0.58 a share in 2007. Excluding items discussed in the table below, earnings from ongoing operations were $114 million or $0.42 a share compared with $155 million or $0.58 a share in the 2007 second quarter.

The company’s net income for common stock for the first six months of 2008 was $854 million or $3.14 a share compared with $410 million or $1.57 a share for the first six months of 2007. Excluding items discussed in the table below, earnings from ongoing operations were $351 million or $1.30 a share compared with $418 million or $1.60 a share for the first six months of 2007.

“Our 2008 financial results reflect the successful completion of the sale of our investment in Con Edison Development’s generation projects and are otherwise consistent with our expectations for the year,” said Kevin Burke, the company’s Chairman, President and Chief Executive Officer. “In addition, the company continues to implement energy efficiency programs, and upgrade and reinforce our energy delivery systems to further enhance service to our customers,” he said.

The following table is a reconciliation of Con Edison’s reported net income for common stock and reported earnings per share to earnings and earnings per share from ongoing operations for the three and six months ended June 30, 2008 and 2007.

	Second Quarter				Six Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2008	2007	2008	2007	2008	2007	2008	2007
Reported net income for common stock and earnings per share – GAAP basis	$2.02	$0.58	$552	$154	$3.14	$1.57	$854	$410
Less: Northeast Utilities litigation settlement	—	—	—	—	0.11	—	30	—
Less: Gain on the sale of Con Edison Development’s generation projects and discontinued operations	1.49	0.01	408	3	1.50	—	410	1
Less: Net mark-to-market effects of competitive energy businesses	0.11	(0.01)	30	(4)	0.23	(0.03)	63	(9)

Ongoing operations	$0.42	$0.58	$114	$155	$1.30	$1.60	$351	$418

For the year 2008, the company confirms its previous forecast of earnings per share from ongoing operations in the range of $2.95 to $3.15 a share. The company no longer expects to issue common stock in 2008 above and beyond amounts issued through its dividend reinvestment and employee stock plans due to the use of proceeds from the sale of the generation projects. Earnings per share from ongoing operations excludes discontinued operations and the gain on the sale of Con Edison Development’s generation projects, which was completed in the second quarter of 2008, and the proceeds from the Northeast Utilities litigation settlement. Also excluded from the range of earnings from ongoing operations are the net mark-to-market effects of the competitive energy businesses.

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CON EDISON, INC. REPORTS 2008 SECOND QUARTER EARNINGS	Page 2

The results of operations for the three and six months ended June 30, 2008, as compared with the 2007 period, reflect changes in the company’s rate plans (including lower allowed returns on equity and additional revenues designed to recover increases in certain operations and maintenance expenses, depreciation and property taxes, and interest charges), milder weather and the results of the competitive energy businesses (including net mark-to-market effects, gain on the sale of generation projects and discontinued operations). Results for the six-month period include an additional reserve related to the Long Island City power outage, and the resolution of litigation with Northeast Utilities. Operations and maintenance expenses were higher in the three and six months ended June 30, 2008 compared with the 2007 periods reflecting primarily higher costs for pensions and other post-retirement benefits and the movement of company facilities to accommodate municipal projects. Depreciation and property taxes were higher in the three and six months ended June 30, 2008 compared with the 2007 periods reflecting primarily the impact from increased capital expenditures. The following table presents the estimated effect on earnings per share and net income for common stock for the 2008 period compared with the 2007 period, resulting from these and other major factors:

	Second Quarter Variation		Six Months Ended Variation
	Earnings per Share Variation	Net Income Variation (Millions of Dollars)	Earnings per Share Variation	Net Income Variation (Millions of Dollars)
Con Edison of New York (a)
Sales growth	$0.01	$4	$0.05	$12
Impact of weather	(0.03)	(7)	(0.05)	(14)
Electric rate plan	0.11	29	0.20	52
Gas rate plan	0.02	4	0.04	13
Steam rate plan	—	—	0.01	3
Operations and maintenance expense	(0.12)	(30)	(0.17)	(45)
Long Island City power outage reserve	—	—	(0.05)	(14)
Depreciation and property taxes	(0.05)	(14)	(0.13)	(34)
Other (includes dilutive effect of new stock issuances)	(0.02)	(4)	(0.08)	(8)

Total Con Edison of New York	(0.08)	(18)	(0.18)	(35)
Orange and Rockland Utilities (O&R)	(0.01)	(3)	(0.04)	(10)
Competitive energy businesses
Earnings excluding net mark-to-market effects, gain on sale of generation projects and discontinued operations	(0.10)	(27)	(0.12)	(33)
Net mark-to-market effects (b)	0.12	34	0.26	72
Gain on the sale of generation projects	0.57	158	0.57	158
Discontinued operations (c)	0.91	247	0.93	251

Total competitive energy businesses	1.50	412	1.64	448
Northeast Utilities litigation settlement	—	—	0.11	30
Other, including parent company expenses	0.03	7	0.04	11

Total variation	$1.44	$398	$1.57	$444

(a)	Under the revenue decoupling mechanisms in Con Edison of New York’s electric and gas rate plans (effective April 2008 and October 2007, respectively) and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved.
(b)	These variations reflect after-tax net mark-to-market gains of $30 million or $0.11 a share in the second quarter of 2008, after-tax net mark-to-market losses of $4 million or $(0.01) a share in the second quarter of 2007, and after-tax net mark-to-market gains of $63 million or $0.23 a share in the first six months of 2008 and after-tax net mark-to-market losses of $9 million or $(0.03) a share in the first six months of 2007.
(c)	These variations reflect the discontinued operations of Con Edison Development’s generation projects, which includes a $248 million after-tax gain on the sale of its generation plants for the three and six months ended June 30, 2008.

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CON EDISON, INC. REPORTS 2008 SECOND QUARTER EARNINGS	Page 3

The earnings per share variations shown above include the dilutive effect of a higher weighted average number of common shares outstanding in the 2008 three-month and six-month periods (273 million and 272 million shares, respectively) than in the 2007 three-month and six-month periods (265 million and 262 million shares, respectively).

The changes in the amounts of energy delivered by the company’s utility subsidiaries, for actual and as adjusted for variations in weather and billing days for the three and six months ended June 30, 2008, as compared with the 2007 periods were as follows (expressed as a percentage of 2007 amounts):

	Second Quarter Variation		Six Months Ended Variation
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	(0.6)	0.7	0.1	0.6
Firm – Gas	(4.6)	(0.8)	(1.5)	1.8
Steam	(8.8)	(2.2)	(8.8)	(1.6)
O&R
Electric	3.1	(1.1)	1.5	—
Firm – Gas	(9.1)	0.5	(6.3)	0.6

Refer to the company’s Second Quarter Form 10-Q for the consolidated balance sheets at June 30, 2008 and December 31, 2007 and the consolidated income statements for the three and six months ended June 30, 2008 and 2007. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company's ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy companies, with approximately $13 billion in annual revenues and $30 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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